Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

NEUROGEN CORPORATION,

A DELAWARE CORPORATION

Neurogen Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.           The Board of Directors of the Corporation has duly adopted a resolution setting forth an amendment to the Corporation’s Restated Certificate of Incorporation in accordance with the provisions of Section 141 of the Delaware General Corporation Law.  The resolution setting forth the amendment is as follows:

RESOLVED, subject to stockholder approval, the following amendment (the “Amendment”) to paragraph (a) of Article FOURTH of the Charter is hereby authorized and approved:

“FOURTH: (a) The total number of shares of stock which the Corporation shall have authority to issue is one hundred and sixty million (160,000,000) shares, consisting of one hundred and fifty million (150,000,000) shares of Common Stock having a par value of two and one-half cents ($0.025) per share (hereinafter the “Common Stock”) and ten million (10,000,000) shares of Preferred Stock having a par value of two and one-half cents ($0.025) per share (hereinafter the “Preferred Stock”).”

2.           This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted and approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF the undersigned has caused this Certificate of Amendment of Restated Certificate of Incorporation to be duly executed as of the 25th day of July, 2008 and hereby affirms and acknowledges under penalty of perjury that the filing of this Certificate of Amendment of Restated Certificate of Incorporation of Neurogen Corporation is the act and deed of Neurogen Corporation.

Neurogen Corporation a Delaware corporation

	By:	/s/
Stephen R. Davis
President and Chief Executive Officer
July 31, 2008